SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


 .........................Housing Programs Limited ..............................
                (Name of registrant as specified in its charter)

 ................................................................................
     (Name of person(s) filing proxy statement if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)   Title of each class of securities to which transaction applies:
              . . . . . . . . ..................................................
         2)   Aggregate number of securities to which transaction applies:
              . . . . . . . . ..................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
              ..................................................................
         4)   Proposed maximum aggregate value of transaction:
              ..................................................................
         5) Total fee paid:
              ..................................................................

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11-(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:_________________________________________________
     2) Form, Schedule or Registration Statement No:____________________________
     3) Filing Party:___________________________________________________________
     4) Date Filed:_____________________________________________________________

                            HOUSING PROGRAMS LIMITED
                             9090 WILSHIRE BOULEVARD
                         BEVERLY HILLS, CALIFORNIA 90211

                                October 13, 1998

                                     URGENT
                             PROMPT ACTION REQUESTED

Dear Limited Partner:

The Managing General Partner of Housing Programs Limited (the "Partnership") has previously sent you material describing and seeking your consent to the proposed sale of the interests of the Partnership in certain real estate properties. The Managing General Partner believes that the sale is in your best interests and urges you to vote in favor of the sale as soon as possible.

o The seven properties to be included in the proposed sale (the "Properties") are subject to Housing Assistance Payments Contracts under Section 8 of the United States Housing Act. Under recently passed legislation, the mortgages on the Properties will be restructured, which the Managing General Partner believes will result in the Limited Partners recognizing cancellation of debt income, which is taxed as ordinary income under the Internal Revenue Code.

o The Managing General Partner believes that by approving the proposed sale as soon as possible, the Limited Partners will reduce their tax exposure with respect to the Properties to be included in such sale. If the proposed sale is not approved, there is a significant risk that the Limited Partners will not only bear a greater tax burden, but will receive no cash that can be used to pay a portion of such taxes.

o Certain of the real estate interests to be included in the proposed sale are collateral for certain promissory notes that mature generally in the next eighteen months. The Partnership does not have sufficient cash reserves to pay these notes when they come due. Accordingly, it is likely that on maturity, the holders of these notes will exercise their rights under the notes and foreclose on the partnership interests. As a result, the Partnership would no longer continue to hold these partnership interests and the Limited Partners would not receive a cash distribution in connection with their foreclosure. Limited Partners can avoid foreclosure on certain of the Properties by approving the proposed sale.

o The Partnership's investments in the Properties were initially structured primarily to obtain tax benefits and not to provide cash distributions. Most Limited Partners no longer realize any material tax benefits from continuing to hold their interests in the Partnership.

o Disposing of the Properties at this time is in the best interests of the Limited Partners and the Managing General Partner believes that the proposed sale is the best way to accomplish this goal.

The terms of the proposed sale are addressed more completely in the Consent Solicitation Statement previously sent to you.

The consent solicitation period for the proposed sale, which was originally scheduled to expire September 10, 1998, has been extended until October 30, 1998 to provide sufficient time for more Limited Partners to vote. For your convenience, we have enclosed a duplicate consent form. Please sign, date and return this card as promptly as possible.


       PLEASE RETURN YOUR SIGNED CONSENT FORM TODAY EITHER BY FACSIMILE TO 310-275-3640, OR IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT. PLEASE
                                  DO NOT DELAY.


     IN ORDER TO APPROVE THE SALE, THE LIMITED PARTNERS MUST VOTE IN FAVOR
                            OF EACH OF THE PROPOSALS.


If you have any questions, or if you would like to request an additional copy of the Consent Solicitation Statement, please do not hesitate to contact MacKenzie Partners, the Partnership's consent solicitation agent toll free at 800-322-2885 or collect at 212-929-5500.

                                        Very truly yours,


                                        National Partnership Investments Corp.